EXHIBIT 10.23

                        GENESIS LATIN AMERICAN VENTURES,
                         A LIMITED LIABILITY PARTNERSHIP

1. PREAMBLE: GENESIS TECHNOLOGY GROUP, INC. (GTEC) a publicly-trade company incorporated in the State of Florida, and GLOBAL BOARDROOM SOLUTIONS, INC.
     (GBS), a division of Custage International, Inc., a private company duly registered and incorporated in accordance with the laws of Florida, agree to formulate a new business entity. This newly-formed Limited Liability Partnership, established in the State of Florida, shall be known as GENESIS LATIN AMERICAN VENTURES (GLAV), unless its Board of Directors (see Paragraph 5 below) decides a more appropriate name may be required to conduct business effectively in the Latin American countries, focus of the partnership.

2. OWNERSHIP: GLAV shall be owned fifty-one percent (51%) by GTEC and forty-nine percent (49%) by GBS. Neither party may sell all or any part of its interest in GLAV without first offering it, under the same terms and conditions, to the existing partner.

3. CAPITALIZATION: For initial working capital, GTEC shall contribute $12,750, and GBS shall contribute $12,250 to a Citibank bank account established for GLAV. All checks and withdrawals will require two signatures, one from GTEC and one from GBS. Additional contributions may be requested by the Board of Directors and shall be made on an as-needed, pro rata basis.

4. USE OF PROCEEDS: The initial funding will be utilized to develop the GLAV business strategy in bridging Chinese and Latin American interests. Such anticipated expenses include travel, marketing, legal and accounting, etc. In each case, the Board of Directors must approve such expenditures above $500 per charge. Positive cash flow can determine future salaried positions, but contributed capital by both parties is not for purposes of paying salaries.

5.   OFFICERS AND DIRECTORS:

     The officers are responsible for the day-to-day operation of GLAV. The inaugural slate of officers shall include--

                    Chief Executive Officer: Mr. Dennis Custage
                    President: Dr. James Wang
                    Executive Vice President: Mr. Noel (Bud) Robyn
                    Secretary: Mrs. Xun Mei DelSesto
                    Treasurer: Mr. Kenneth L. Clinton

     The Board of Directors is the supreme and final authority for all decisions and business activities related to GLAV. The inaugural slate of directors shall include--

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                    Chairman: Mr. Dennis Custage (GBS)
                    Director: Mr. Noel (Bud) Robyn (GBS)
                    Director: Dr. James Wang (GTEC)
                    Director: Mr. Gary L. Wolfson (GTEC)
                    Director: TBD (Independent)

6.   DISTRIBUTION OF GROSS REVENUES AND NET PROFITS:

     a) Revenues from all GLAV contracts will flow to Genesis as the majority owner of GLAV. Business development and contract management expenses will be paid initially by capital contributions from the joint venture partners. As contract revenue is generated, contract management expenses will be paid from revenues on a contract specific basis. Each partner will incur costs responsibly and frugally, especially during the start-up phase when no revenues are available to pay these costs.

     b) Contracts are expected to present unique challenges to close and manage. The up front as well as the ongoing mix of efforts required to identify prospects, sell the proposition, secure the contract initially and subsequent contract renewals, obtain, train and motivate an adequate distribution network, provide working capital and credit, manage all relationships, optimize earnings and insure a successful endeavor for all involved parties will vary for each contract. Therefore, the allocation of the net profitability of each contract will be decided individually for each contract.

     c) Initially, 30% of each contract's profits will be allocated per ownership, currently 51% to Genesis and 49% to GBS. The balance of 70% will be allocated based upon the partners' contributions in accordance with mutual agreement and confirmation of the Board of Directors. If contributions change, which may occur during the life of a contract, the profit allocation may be changed to reflect a new situation.

7.   OPTIONS PROGRAM FOR GBS EXECUTIVES:

     GBS shall be entitled to receive three common stock share of GTEC in the form of options, with a strike price of thirty US cents (USD 0.30), for every US dollar of revenue, cash flow or other measurement that the Parties agree upon, that GLAV earns and flows as certifiable revenues to GTEC. These options will have an expiration date 24 months from the date of issuance.

9.   MISCELLANEOUS

     a) It is contemplated that the Parties shall be required to exchange, disclose and transfer to each other certain documents, information, samples and other materials in whatever medium, which are of a confidential nature (hereinafter "Confidential Materials") in the

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          course of their respective performances Services. To the extent
          Confidential Materials are disclosed and/or transferred hereunder the Parties hereby acknowledge and accept their confidential nature and agree not to challenge their confidential status and further warrant for themselves and on behalf of their respective directors, employees, representatives and agents, to keep and maintain such Confidential Materials, in so far as clearly marked as such, as confidential. At a minimum, the Parties agree to exert no less effort to keep and maintain the confidential status of such Confidential Materials than they currently employ in protecting their own Confidential Materials. The Parties covenant and agree to use and employ such Confidential Materials only as expressed herein and only in so far as may be absolutely necessary for their performance Services, or as may be otherwise authorized in writing by the Company transmitting such Confidential Materials. In order to insure the protection of such Confidential Materials, the Parties agree to employ Confidentiality Agreements with individuals serving as directors, employees, agents and representatives, which contain provisions no less stringent than those contained herein with respect to confidentiality. Additionally, the Parties agree to employ Confidentiality Agreements with any prospects or clients that either Party may speak with in the course of their respective performances Services. As GTEC is a public company (OTCBB: GTEC), it is imperative that all Parties keep information confidential and refrain from distributing news of contracts or related information prior to GTEC's disseminating such news publicly and/or to all its shareholders.

     b) In case of, any dispute or matter arising between Parties connected with this Agreement, the Parties hereby agree to make their best efforts to solve the matter by internal means. Should for any reasons, Parties cannot solve the relevant dispute, then and only then, the Party shall transfer the relevant dispute to the Commercial Dispute Resolution Center of the Americas for its irrevocable decision for binding arbitration before a single arbitrator, chosen by the Commercial Dispute Resolution Center of the Americas board. Such arbitrator shall preside over the arbitration proceeding according to the procedures established by the Chamber of Commerce for such matters. The parties also acknowledge not to appeal against the arbitration judgment procedure.

     c) The Parties agree that no Party shall be responsible in any manner whatsoever to a third party with respect to any damage, loss, deficit or shortage caused to them directly or indirectly, due to any act or omission by any of the other Parties.

     d) In case that one party, for any reason, fails to serve a Joint Project, the other party shall be entitled to deduct any payment or expenses made to cover the failure, from all remuneration or income due, without effect on other legal rights given by law.

     e) This Agreement shall be binding upon, the successors, administrators and assigns of the parties hereto.

     f) The failure of the party to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

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     g)   The preamble to this Agreement constitutes an integral part of this
          Agreement. The headings to this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     h) This Agreement may be executed in any number of counterparts with the same effect as if the parties had all executed the same document. All counterparts shall be construed together and shall constitute one and the same agreement, and to act honestly, in good faith, reliability and trust vis-a-vis the other party.

     i) The parties shall maintain complete confidentiality with regard to all issue concerning this agreement or its execution, which shall include, inter alia, any information, which may be conveyed in the process of rendering the services. GTEC may issue official press releases related to this contract and resultant business as it sees fit, but with the input and approval of GBS.

     j) All notices required or permitted to be given in this Agreement shall be in writing and shall be personally delivered, sent via facsimile or mail to the party to whom notice is to be given, by first class mail, registered or certified postage prepaid and properly addressed to the addressees set forth below. Such notice shall be deemed to be duly given or made upon actual delivery, if personally delivered; 2 (two) days after delivery to any overnight courier service, fee prepaid; 1
          (one) day after transmission via facsimile; or 5 (five) days after deposit with the US Postal Service as registered or certified mail, postage prepaid. Any party may change their address for purposes hereof by giving the other party written notice of the new address in the manner set forth above.

                  GTEC at 777 Yamato Road, Suite 130, Boca Raton, Florida 33431
                                        Telephone:  561-988-9880
                                        Facsimile:   561-988-9890
                                        Email: gwolfson@genesis-technology.net

                  GBS at 7755 Northwest 55th Place, Coral Springs, Florida 33067
                                        Telephone:  954-796-7042
                                        Email: Custage@boardroomsolutions.com

     k) Attorney Fees: If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses. The official jurisdiction of this Agreement and any related issues is Palm Beach County, Florida, United States of America; the choice of law would be the substantive laws of the State of Florida.

     l) Each Party argues that it will conduct its business and any activities related to a Joint Project in accordance with the applicable laws of the United States and any

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          relevant county or jurisdiction. Each Party will defend and indemnify the other for any violations of the foregoing clause by the indemnifying Party.

     m) Intellectual Property: All rights, including without limitation copyright in any reports, surveys, marketing promotional and collateral materials prepared by the Parties that are specific to a Joint Project belong to both Parties of this Agreement. Both Parties are entitled as author to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

     n) Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, which are incorporated herein by reference, is the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter; specifically, this Agreement replaces the Collaboration Agreement between GTEC and GBS executed in January 2004. In the event of a conflict between the provisions of the main body of the Agreement and any attached exhibits, appendices or other materials, the Agreement shall take precedence. Modifications and amendments to this Agreement, including any exhibit or appendix hereto, shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

10. EFFECTIVE DATE: For all business activities related to GLAV, the official effective date shall be Tuesday, June, 1, 2004.

IN WITNESS WHEREOF, the Parties hereto have signed this agreement as of the date herein above set forth:


GENESIS TECHNOLOGY GROUP, INC.

 /s/ Gary L. Wolfson
 -------------------
By:    Gary L. Wolfson
Title: CEO


GLOBAL BOARDROOM SOLUTIONS, INC.

 /s/ Dennis Custage
 ------------------
By:    Dennis Custage
Title: President

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